                                                                      EXHIBIT 11

                          HIBBETT SPORTING GOODS, INC.
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                             (DOLLARS IN THOUSANDS)

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
                                                                                         TWENTY SIX WEEKS ENDED
                                                        FISCAL YEAR ENDED              --------------------------
                                             ----------------------------------------   AUGUST 3,     AUGUST 2,
                                                           FEBRUARY 3,   FEBRUARY 1,       1996          1997
                                                               1996          1997      ------------  ------------
                                                           ------------  ------------
                                             JANUARY 28,    (53 WEEKS)    (52 WEEKS)
                                                 1995
                                             ------------
                                              (52 WEEKS)
INCOME BEFORE EXTRAORDINARY ITEM...........  $  2,389,000  $  2,443,000  $  2,830,000  $    826,000  $  2,410,000

EXTRAORDINARY ITEM, NET (3)................             0             0    (1,093,000)            0             0
                                             ------------  ------------  ------------  ------------  ------------

NET INCOME.................................  $  2,389,000  $  2,443,000  $  1,737,000  $    826,000  $  2,410,000
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

WEIGHTED AVERAGE NUMBER
 OF COMMON AND COMMON
 EQUIVALENT SHARES
 OUTSTANDING (1):

    Weighted average shares, excluding the
      effect of stock options..............     6,504,521     5,820,763     4,552,118     3,834,261     6,150,767

    Effect of stock options (2)............             0        17,504       114,055       103,962       113,317
                                             ------------  ------------  ------------  ------------  ------------

                                                6,504,521     5,838,267     4,666,173     3,938,223     6,264,084
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

EARNING PER COMMON
 SHARE (1):

    Income before extraordinary item.......  $       0.37  $       0.42  $       0.61  $       0.21  $       0.38

    Extraordinary item, net (3)............          0.00          0.00         (0.24)         0.00          0.00
                                             ------------  ------------  ------------  ------------  ------------

    Net Income per common share............  $       0.37  $       0.42  $       0.37  $       0.21  $       0.38
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
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(1) All share and per share amounts have been retroactively restated for all periods presented to reflect the 1-for-6.1 reverse stock split in Note 2 of
    Notes to Consolidated Financial Statements.

(2) Stock options have been included in the above computation utilizing the treasury stock method.

(3) During the third quarter ended November 2, 1996 the Company completed its initial public offering with net proceeds of $32,868,000. In connection therewith, a substantial portion of the Company's long-term debt was repaid resulting in a loss of $1,093,000 (net of the applicable tax benefit of $677,000). The loss was classified as an extraordinary item.